The Investment Syndicate (TIS)

23rd April 2014

Mr. Andrew L. Tussing

President and Chief Operation Officer and Vaccinogen Board of Directors

5300 Westview Drive, Suite 406

Frederick, MD 21703, USA

Re: Definitive Conditions to Closing

Dear Mr. Tussing and Vaccinogen’s Board of Directors:

We at TIS are grateful to Mr. Tussing for his cooperation with our due diligence on Vaccinogen. With critical mass of funds in place we can now follow through with the Vaccinogen investment. Based on recent due diligence, this binding document is serving to state the final terms for investment.

Article 1. Investment Structure

The total investment of $80 million US dollars will take place in the following steps:

1st Closing – Within twenty one (21) business days of Vaccinogen’s authorized execution of this document, TIS will make sure an investment will be delivered of $10 million out of the amount that will be available in the series C round using the Series C investment subscription documents. Vaccinogen agrees to immediately pay off existing undisputed past due payables, initiate Article 4 and implement Articles 2, 3 and 5.

2nd Closing – Within another twenty one (21) business days after 1st Closing TIS will make sure an investment will be ready taking the remaining available amount in the series C (up to $10 million) using the Series C investment subscription documents. Upon the completion of proper legal investment documents for investments subsequent to the Series C, prepared by Vaccinogen’s counsel and approved by TIS, this 2nd Closing can first happen.

3rd Closing - $20 million investment at $5.50/share of common stock to take place when the first patient has been given the first three doses of OncoVAX, with positive result, in the next phase IIIb clinical trial.

4th Closing - $20 million investment at $5.50/share of common stock to take place when the new corporate structure has been implemented as outlined in Article 6.

5th Closing - $20 million investment at $5.50/share of common stock to take place upon successful up-list to either NYSE or NASDAQ. Article 3 takes effect upon this closing.

We reserve the option that expires six months after the first closing to invest up to an additional $30 million under the same terms.

The Investment Syndicate

C/o Malchor AB

Sollentunavägen 80

SE-191 40 Sollentuna, Sweden

The Investment Syndicate (TIS)

Article 2. Management

We are very impressed with Dr. Hanna’s outstanding accomplishments and his superior role in his great effort to develop and preserve OncoVAX through to this time. Mr. Tussing helped us appreciate that, without Dr. Hanna there never would have been an OncoVAX or Vaccinogen. Understanding this background and his consideration of potentially retiring in the near future, we require an updated employment agreement for Dr. Hanna that shows a respectful transition to Chairman Emeritus, Medical Advisory Board Member and Special Advisor to the CEO. For continuing of the knowledge, it is important that Dr. Hanna agrees to completely transport his knowledge to those who would join the company in the research and development areas and advises with the advancement of opportunities for OncoVAX and the promising human antibody field. These arrangements for Dr. Hanna must be handled with the utmost respect and recognition he deserves and that he has a new enriching role of again being an explorer of new paths in the human monoclonal antibody effort.

After working closely with Mr. Tussing over the last months and independently investigating his accomplishments, reputation, ethics, impressive knowledge of your business and science, we have strong confidence in him as a company leader and at this time of important transformation. We therefore urge that Mr. Tussing to be appointed CEO/President and a member of the board of directors effective upon the 1st closing and be given full authority to operate and build the business. An updated 3-year employment agreement consistent for this role must be created for Mr. Tussing and reviewed/approved by the soon to be formed compensation committee. As of the date of this letter and until after the 1st closing, we insist that no new binding agreement or the hiring of new employees can take place without our knowledge and approval.

Article 3. Intracel License Agreements and Letter of Intent

Our due diligence discovered three important documents:

1.	2007 License Agreement between Intracel and Vaccinogen

2.	2010 Amendment to the 2007 License Agreement

3.	December 2010 “Letter of Intent” by Intracel as it affects the 2010 Amendment

Our analysis of the documents followed how Intracel moved from 10% of Vaccinogen stock in 2007 to 50% in 2010 in exchange for its transfer of the OncoVAX assets. To our surprise and discontent, we also discovered an everlasting and more expanded license agreement amendment that still remains in place. It is our strong view and those of experts that this license agreement and amendment as it is written is unusual for this situation. We also conclude that it will have a severe and unfavorable impact on the company’s value and hold back the stock price from reaching its full potential. We further conclude that these license documents are self-defeating and will certainly create opposing agendas among the shareholders. All the shareholders’ interests must become aligned and this impediment to maximum investment return potential be removed.

The Investment Syndicate

C/o Malchor AB

Sollentunavägen 80

SE-191 40 Sollentuna, Sweden

The Investment Syndicate (TIS)

We require a termination agreement be executed between Intracel and Vaccinogen before the first closing that results in a complete elimination of any such license agreement with Intracel to automatically take effect upon the deposit of all $80 million and without further financial or equity consideration to Intracel.

Article 4. Board Constitution

We require that the nominating committee appoint a new chairman and that in-person physical quarterly board meetings be properly planned, scheduled and held. Upon 1st closing, Dr. Benjamin S. Carson, assuming he is willing, will become Chairman in a transitional capacity until the nominating committee is formed and the nominating process produces a replacement Chairman. If Dr. Carson is unwilling or unable to be the Chairman, Mr. Halldin will serve that role as a backup. Also upon 1st closing, Mr. Halldin will serve as Nominating Committee Chairman and initiate the nominating process for board reconstitution.

As Vaccinogen transforms with our capital investment, it is important that a future Vaccinogen board be comprised of most distinguished health care industry/business leaders possible that can attract many institutional investors. As of the date of this letter and until after the 1st closing, we insist that no new board or committee appointments be made without our approval.

Board re-constitution needs to take place in the following manner with a maximum total of seven directors:

Upon 1st Closing

1.	Mr. Nicolis (representing new investors since 2007)

2.	A TIS nominee (as vice chairman and chair of nominating committee)

3.	An Intracel nominee (representing pre-Vaccinogen investors)

4.	A 2nd Intracel nominee

5.	Mr. Tussing

6.	Dr. Hanna (chairman emeritus, director)

7.	Dr. Carson (as Chairman, if willing)

Upon 2nd Closing

1.	Mr. Nicolis

 The Investment Syndicate

C/o Malchor AB

Sollentunavägen 80

SE-191 40 Sollentuna, Sweden

The Investment Syndicate (TIS)

2.	A TIS nominee

3.	An Intracel nominee

4.	Mr. Tussing

5.	Dr. Hanna

6.	Dr. Carson

 Between the 1st and 2nd closing

The TIS nominee will begin forming the nominating committee of independent directors and will lead the effort to identify, interview, evaluate and recommend for appointment of additional independent directors, potential board chairman and committee chairman candidates. The board would activate the compensation committee and appoint one of these new independent directors as chairman of it. The board would appoint additional independent directors to the audit committee.

Prior to the 5th Closing

1.	Mr. Nicolis

2.	A TIS nominee

3.	An Intracel nominee

4.	Mr. Tussing

5.	Dr. Carson

6.	A new independent director

7.	A 2nd new independent director (Dr. Hanna retires from the board but maintains chairman emeritus status upon appointment of 2nd independent director)

Also well in time for 5th Closing, the board must establish term-limit guidelines for directors and be in keeping with best practices for a US public company. When Intracel’s holdings are distributed among its own shareholders, the Intracel nominee will resign to open up the board position for another independent director.

Article 5. Abell Foundation $5 Million Equity Investment

We understand that Abell Foundation had originally committed to invest $5 million when Vaccinogen raises at least $35 million. We require that an updated agreement be executed between Vaccinogen and The Abell Foundation clarifying Abell’s commitment to invest at $5.50 per share before the 3rd closing or surrender its investment option.

The Investment Syndicate

C/o Malchor AB

Sollentunavägen 80

SE-191 40 Sollentuna, Sweden

The Investment Syndicate (TIS)

Article 6. Implementation of a new Corporate Structure

We understand that the existing corporate set up is not as efficient as possible. We require this to be taken care of urgently so a new set up can be implementedbefore the 4th closing.

Article 7. Ongoing Public Listing and Capitalization Efforts

We are supportive of Vaccinogen’s goal to do a carefully planned transition to a national exchange like NASDAQ or NYSE. We encourage committing adequate resources towards investor relations and public relations activities to build and support investor interest in the Vaccinogen stock while steps toward big accomplishments are started. We only support the idea of engaging a large investment bank to manage a proper follow-on underwriting to be considered after the 5th closing. Lastly, we encourage pursuing revenue opportunities at the earliest possible moment through speedy completion of the phase IIIb trial, opening up other markets and the human monoclonal antibodies effort.

______________________________________

On behalf of TIS, this binding commitment to invest, which expires in five business days from the delivery of this letter unless countersigned by Vaccinogen, under the above stated definitive conditions to closing, is authorized by:

/s/ Anders Halldin	April 23, 2014

Anders Halldin, TIS leader	Date

On behalf of Vaccinogen, Inc. as authorized by its board we accept the above stated binding definitive conditions to closing:

/s/ Andrew L. Tussing	April 24, 2014

Andrew L. Tussing, President	Date

The Investment Syndicate

C/o Malchor AB

Sollentunavägen 80

SE-191 40 Sollentuna, Sweden